PUGET SOUND ENERGY

June 20, 2019

Mary E. Kipp
909 Cincinnati Avenue
El Paso, TX 79902

Dear Mary:

This letter confirms our offer of employment with Puget Sound Energy and Puget Energy for the position of ***President***, reporting to Kimberly Harris, Chief Executive Officer. We are pleased to offer you a competitive compensation package designed to reward results achieved critical to the Company's success. The terms of this offer are as follows:

Base Salary:	$860,000 per year ($71,667 per month, next salary review in March 2020)
Status:	Full-time with benefits (benefits begin 1st of month following hire)
Short Term Incentive:	90% of base salary noted above as target (prorated for full months of participation in calendar year 2019)
Long Term Incentive:	220% of base salary noted above as target (prorated as outlined below)

This position is located in Bellevue, Washington with an anticipated start date of no later than August 30, 2019. Our intention is that you will be promoted to President and CEO of Puget Sound Energy and Puget Energy, and join the Board of Directors, upon the retirement of the current CEO. Puget Sound Energy agrees that the base salary and incentive percentages noted above will not be reduced for the duration of your employment.

This employment offer is contingent upon signing this letter no later than June 28, 2019, successful completion of Puget Sound Energy's pre-employment drug test and your agreement to resign from all current Board appointments, with the exception of the SEPA Board of Directors. In addition, this offer is contingent upon you signing the Confidentiality and Nonsolicitation Agreement. These items must be completed prior to your start date.

We will provide a hiring bonus in the amount of $800,000, subject to income tax withholdings, to help cover the 2019 bonus that you will be forgoing at your current employer. This bonus will be paid to you within 30 days following your start date. If you resign or are terminated for cause within twelve months of payment, you will be required to reimburse Puget Sound Energy the full amount of the hiring bonus, including deductions from your paycheck or via other appropriate payment options. (Please note that this bonus is not eligible for pension plan contribution, restoration retirement plan, or 401k contribution or match.)

We agree to either reimburse or direct pay reasonable moving expenses related to the move from your current residence to a residence within the PSE service territory. This will include packing and transportation of goods and up to 6 months maximum temporary housing and storage. As these expenses are considered imputed income to you and are taxable, we agree to provide a gross up amount in your paycheck to help offset the taxation.

For new executives at PSE, the current LTIP is typically prorated based upon full quarters of participation in the year of hire. For you, this would translate to 25% of the LTIP grant, assuming a start date after July 1, or approximately $473,000 of grant value. On an exception basis and contingent upon continued employment, you will be eligible to receive prorated vesting of prior years' Long-Term Incentive grants as follows: 50% of the 2017-2019 LTIP grant payable in March of 2020, 75% of the 2018-2020 LTIP grant payable in March of 2021, and 100% of the 2019-2021 LTIP grant payable in March of 2022. If you are terminated without cause prior to these LTIP payments, you will remain eligible for payment at the conclusion of each cycle as if you had continued employed with PSE. Please note that these payments will be taxed as income and are not eligible for pension plan contribution, restoration retirement plan, or 401k contribution or match.

For purposes of this offer, "Cause" means (i) the willful and continued failure by the Executive to substantially perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or (ii) the willful engaging by the Executive in a violation of PSE's Code of Conduct or Code of Ethics for Senior Financial Officers, or gross misconduct materially and demonstrably injurious to the Company, as determined by the Board after notice to the Executive and an opportunity for a hearing. No act or failure to act on the Executive's part shall be considered "willful" unless the Executive has acted or failed to act with an absence of good faith and without a reasonable belief that the Executive's action or failure to act was in the best interests of the Company.

The 2017-2019 and 2018-2020 LTIP grants are funded by an equal split of ROE and Total Return (similar to IRR) results. The 2019-2021 LTIP grant is funded by 100% ROE results. The Board is currently working to redesign LTIP for 2020 and future years and invites you to participate in that redesign. Also, as PSE is privately held, the long term incentive plans are paid in cash at the end of the performance cycles and there are no executive stock ownership requirements.

Due to the special circumstances that have arisen from a pending transaction at your current employer with JPMI, Puget Sound Energy agrees to payment of an additional bonus of $1,500,000, payable within 30 days following the closing of the El Paso Electric transaction with JPMI in 2020 at the disclosed share price of $68.25. In the event that this transaction does not close in 2020, this payment will not be made. In the event that you are terminated without cause prior to the transaction closing, and the transaction closes in 2020, Puget Sound Energy agrees to pay the amount to you as if you remain employed.

As an employee of Puget Sound Energy, you are eligible to participate in the Company's health and welfare benefits, defined contribution retirement plan (401k), and defined benefit pension plan. As an Officer of Puget Sound Energy, you are also eligible to participate in the Restoration Executive Retirement Plan, Supplemental Death Benefit Plan, Supplemental Disability Plan, and the Deferred Compensation Plan. You are also eligible to be reimbursed for Financial Planning, Tax Preparation, and Legal Assistance. Details of these benefits have been included for your review in the attached terms.

During the first three days of employment, all new employees are required to present documents that prove eligibility to work within the U.S. Typical acceptable documents are: US Passport or Driver's License and Social Security Card. Please make certain to have these documents with you.

Your written acceptance of the above offer is requested and confirmed by your signature in the space below. Please sign and return the original of this letter and the Confidentiality and Nonsolicitation Agreement that I have included in this packet.

Please call Marla Mellies at (425)505-3413 with any questions you have regarding this offer.

We look forward to your signed acceptance of this offer by June 28th and welcoming you to the team.

Sincerely,

SW Hooper

Steven W. Hooper
Chairman of the Board
Puget Energy, Inc. and Puget Sound Energy, Inc.

Cc: Marla D. Mellies, Puget Sound Energy

Indication of Acceptance: Mary E. Kipp Date: June 28, 2019
Mary E. Kipp

EXHIBIT A

Basic Terms of President Offer
Mary E. Kipp

Title: President, Puget Sound Energy and Puget Energy
Reporting to: Chief Executive Officer (Kimberly Harris)

Commitment: Agreement that individual would become President and CEO of Puget Sound Energy and Puget Energy, and would join Board of Directors, upon retirement of current CEO.

Contingencies of Offer:

- Resigning from all current Board appointments, with the exception of the SEPA Board of Directors.
- Successfully passing drug/alcohol test required for all PSE employees as condition of employment.
- PSE Board of Director approval (to be obtained prior to final offer).
- Signing offer no later than June 28, 2019.
- Start date no later than August 30, 2019.

Base Salary: $860,000 per year ($71,667 per month), eligible for increase 3/1/2020

Annual Short-Term Incentive (STI) Target: 90% of base salary (Prorated for full months of participation in 2019. Plan funded by EBITDA annual target, Service Quality Indices for customers, and Safety and distributed by individual performance.)

Annual Long-Term Incentive Plan (LTIP) Target: 220% (Would typically be prorated for full quarters of participation in 2019, but recommending an exception noted below. Plan for 2019 funded by ROE. Has 3-year performance period and cliff vesting.)

Annual Cash Compensation (base salary + annual STI) Target: $1,634,000 annualized

Additional Considerations:

Prorated Long-Term Incentive (LTIP): On an exception basis, eligible for 50% 2017-2019 LTIP grant payable in March 2020, 75% of the 2018-2020 LTIP grant payable in March 2021, and 100% of 2019-2021 LTIP grant payable in March 2022. Each payment is reduced by applicable taxes and applied at base salary and LTIP target percentage noted above.

Hiring Bonus: $800,000, payable within 30 days following hire date and reduced by applicable taxes, payback agreement required for departure within 12 months of receipt

Additional Conditional Bonus: $1,500,000, payable within 30 days following closing of EPE transaction in 2020 at share price of $68.25, guaranteed payment if transaction still occurs and candidate is terminated without cause prior to payment

Employment Contract Guarantee: Legal agreement that if candidate is terminated without cause prior to payments of prorated LTIP grants from 2017-2019, 2018-2020, and 2019-2021 (noted as additional considerations above), the LTIP grants will be paid at the conclusion of each cycle as if the candidate had remained in employment

Relocation Expenses: Actual moving expenses (packing and transportation of goods and up to 6 months temporary housing and storage), grossed up for taxes

Retirement Plans:

401k Company Match: $1 for $1 on first 3% of employee contribution and $0.50 for $1 on next 3% of employee contribution. Contributions are both pre-tax and post-tax to IRS limits and have immediate vesting. Can elect spillover option to continue contributions to Deferred Compensation Plan.

Choice of Company Contribution to Defined Benefit Cash Balance Plan or 401k: Company contributions of 4% of base salary and annual STI with 3-year cliff vesting to IRS limits.

Restoration Executive Retirement Plan: Company contribution of 4% of base salary and STI above IRS limits into choice of either DB Cash Balance Plan or Deferred Compensation Plan, dependent upon plan elected above and subject to 3-year cliff vesting.

Other Executive Perquisites:

Financial Planning, Tax Preparation, and Legal Assistance: $15,000 reimbursement for first year ($10k for financial planning and $5k for estate/tax planning) and $5,000 for each year thereafter, reduced by applicable taxes.

Supplemental Death Benefit Plan: Supplements required life insurance to provide 2x earnings (base salary + target STI)

Supplemental Disability Plan: Supplements Short Term Disability plan maximums to provide 65% of base salary + target STI

Deferred Compensation Plan: Allows deferral of compensation before taxes are withheld for retirement purposes, 3 investment funds available